EXHIBIT 99.1

DESCRIPTION OF COMPENSATION OF BRIAN SWANSON

On January 19, 2010, an original offer letter was provided to Brian Swanson and subsequently amended. The summary below represents the understanding of the parties as of January 9, 2015 with respect to compensation of Mr. Swanson by BOFI Federal Bank (the “Bank”):

•	Base compensation: $205,000 per year, reviewed for increase annually;

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Annual bonus payable in any combination of cash or restricted stock units of common stock of BofI Holding, Inc.(“RSUs”) with performance evaluated and bonus paid semi-annually. The amount of the bonus is reflective of performance and based solely upon the judgment and discretion of the Chief Executive Officer or the Board of Directors (the "Board"). The RSUs granted for bonus will vest over future employment service, generally within three years, and the mix of cash and RSUs may change at the discretion of the Chief Executive Officer or the Board;

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Pursuant to a Change of Control Severance Agreement, dated January 9, 2015 (the “Severance Agreement”), the following severance payment terms are in effect through December 31, 2018, with automatic one-year renewals thereafter:

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In the event employment is terminated by the Bank or its successor, other than for cause (as defined below), within 24 months following a change of control (as defined in the Severance Agreement) the Bank will pay a lump sum severance payment (less applicable withholding taxes) equal to 200% of the then current annual salary from the date of termination, all accrued but unpaid vacation, expense reimbursements, wages and other benefits due under any benefit plans, policies and arrangements and any outstanding unvested equity incentive awards shall become immediately and fully vested, subject to signature of a waiver of any and all claims of any kind or nature against the Bank and its Board.

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If change of control occurs at any time during the period, the severance terms will extend automatically through the date that is twenty-four months following the effective date of the change of control.

•	For purposes of severance payments, a termination for cause is defined in the Severance Agreement as a termination by reason of:

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Failure to perform duties customarily associated with Mr. Swanson’s position as an employee (other than resulting from mental or physical disability) after he has received written demand of performance which specifically sets forth the factual basis therefor, and he has failed to cure such non-performance within thirty (30) days after receipt;

•	Conviction of, or plea of nolo contendere to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Bank’s reputation or business; or

•	Commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Bank.

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In the case of a voluntary termination or a termination for cause, the only benefits entitled to Mr. Swanson are accrued but unpaid vacation, expense reimbursements, wages and other benefits due under any benefit plans, policies and arrangements. No severance payments are required in the case of a voluntary termination or a termination for cause.